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                                                                    Exhibit 10.6

                TERMINATION OF AGREEMENT DATED SEPTEMBER 12,1990

     The Joint Development Agreement dated September 12,1990 between The Population Council, Inc. ("The Council") and National Patent Development Corporation ("NPDC"), for the joint development of hydrogel-type polymers as the vehicle for the controlled parenteral release of LHRH as amended by the December 11, 1990 letter from Irene Frangos, Esq., to Karon Walker, Esq. (the "September 12, 1990 Agreement"), is hereby terminated in its entirety and superseded with the following terms and conditions (the "Agreement").

1.   Representations and Warranties

     1.1 Representations and Warranties of The Council. The Council hereby represents that (a) it is a corporation duly organized, validly existing and in good standing under the Not-for-Profit Corporation Law of the State of New York and has full corporate power and authority to execute, deliver and perform this Agreement; and (b) the execution, deliver and performance of this Agreement have been authorized by all necessary corporate action on the part of The Council.

     1.2 Representations and Warranties of NPDC. NPDC hereby represents and warrants that (a) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute, deliver and perform this Agreement; and (b) the execution, delivery and performance of this Agreement have been authorized by all necessary corporate action on the part of NPDC.

2.   Reciprocal Indemnities.

     2.1 Reciprocal Indemnities. NPDC agrees to hold The Council and its trustees, officers, agents and employees (each, a "Council Party") harmless from, and indemnify it and each of them against, all Losses of any Council Party incurred or payable by such Council Party that result from anything other than
(i) The Council's continuing obligations under paragraph 3 hereof or (ii) any Council Party's gross negligence or willful misconduct. The Council agrees to hold NPDC and its directors, officers, agents and employees (each, a "NPDC Party") harmless from, and indemnify it and each of them against, all Losses of any such NPDC Party that result from The Council's breach or alleged breach of any representation or warranty made by The Council contained in this Agreement. As used herein, "Losses" shall mean, with respect to any person or entity, any and all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable attorneys' fees and disbursements) which may be imposed on, incurred by, or asserted against such person or entity relating to or arising out of, this Agreement or any transaction contemplated hereby or the manufacture, sale or use of any Implant (as defined below) by NPDC or any affiliate, officer, agent, employee, licensee, partner or contract party of NPDC. This Paragraph 2.1 shall survive the termination or expiration of this Agreement.


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     2.2 Notice: Control of Defense.  The Council or NPDC (in this capacity, the
"indemnitee") shall promptly notify the other party (the "indemnitor") of its receipt of any threat, indication or other notice of any claim, suit or demand which may give rise to any Loss within the purview of Paragraph 2.1. The indemnitor shall promptly assume full control of the defense against any such claim, suit or demand with the assistance of counsel reasonably satisfactory to the indemnitee, and the indemnitee shall cooperate with indemnitor and such counsel in the evaluation and defense thereof, provided that the indemnitor shall reimburse the indemnitee for its out-of-pocket expenses (including without limitation reasonable attorneys' fees and disbursements) in connection therewith, which expenses shall not include the time value of the indemnitee's employees or management. The indemnitee will not make any admission of liability or responsibility, enter into any settlement, take any other action or incur any expense (except reasonable attorneys' fees) with respect to any such claim, suit or demand without the indemnitor's prior written consent, which shall not be unreasonably withheld or delayed.

     2.3 Release. Except with respect to Paragraphs 5.1 (a) and (b) and 6.1 of the September 12, 1990 Agreement which shall survive termination hereof with respect to any events which occurred prior to the effective date hereof, whether such events are known or unknown on the date hereof, NPDC and The Council release each other and their respective heirs, successors, assigns, corporate parents, subsidiaries, affiliates, officers, directors, employees and agents from any and all liability, responsibility, obligations, damages, expenses, or claims of any sort at law and in equity, relating in any way to the September 12, 1990 Agreement.

3. The Council's Continuing Obligations. The Council's continuing obligations concerning the Implants (as that term is defined in Paragraph 4) shall be limited to, at the Council's expense, (a) concluding the ongoing prostate cancer clinical studies at all investigational sites according to IND protocols submitted to the FDA (attached hereto as Exhibit A)* and (b) providing (or giving NPDC access to) in a timely fashion, and in no event more than 30 days after an NPDC request, such data, records, materials, and technical and professional expertise, including but not limited to the "Council Proprietary Rights," as that term is defined below, in the possession of the Council or under its control, as shall reasonably be required by NPDC to further the clinical trials and associated filings, correspondence and meetings in NPDC's effort to secure the necessary regulatory approvals to commercially develop and market the Implants. Such continuing obligations shall include those set forth in Exhibit B, hereto, but shall not include: the funding or performance of any clinical trials other than those set forth in clause 3 (a), above; or the reimbursement of NPDC for any expenses incurred in connection with developing the Implants.

     3.1 Council Proprietary Rights. "Council Proprietary Rights" shall mean all ideas, information and intellectual property, whether or not patentable, including without limitation physical, chemical, clinical, toxicological, performance and other information and data relating to the Implants or applications thereof, including such ideas, information and intellectual property owned, controlled, developed or reduced to practice by The Council prior to the date hereof.

* provided, however, that the Council shall not, in any case, be required to enroll any additional subjects at any such site after the date hereof.


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     3.2 Co-Exclusivity.  In the event that NPDC has not (a) submitted by
September 23, 2007, an NDA to the FDA, or (b) developed and introduced for commercial sale in the United States by September 23,2010, in each case, with respect to an LHRH Implant based in part or in whole upon Council Proprietary Rights for application in the treatment of prostate cancer or symptoms thereof, then NPDC hereby grants to The Council a co-exclusive license with NPDC to develop and market such an LHRH Implant from and after the applicable such date; provided, however, that if, on either date set forth in clause (a) or (b) above, NPDC demonstrates to the reasonable satisfaction of The Council that it is exercising, and will continue to exercise, due diligence in good faith either to submit an NDA to the FDA or to develop and introduce such an LHRH Implant for commercial sale in the United States, as applicable, then The Council hereby agrees to extend for a reasonable time the applicable date on which such a co-exclusive license will be granted pursuant to this Section 3.2.

          3.2.1 In the event that NPDC grants to The Council such a co-exclusive license, each of The Council and NPDC shall pay to the other 50% of any Royalties (as defined in Paragraph 5(d), below) that each receives from a Licensee of the LHRH Implant.

          3.2.2 In the event that NPDC grants to The Council such a co-exclusive license, The Council shall, or shall cause its Licensee to hold NPDC and its directors, officers, agents and employees (each, a "NPDC Party") harmless from, and indemnify it and each of them against, all Losses of any NPDC Party incurred or payable by such NPDC Party that result from anything other than any NPDC Party's gross negligence or willful misconduct.

          3.2.3 In the event that NPDC grants to The Council such a co-exclusive license, The Council agrees to provide to NPDC the same certification and right to audit as are provided to The Council in Paragraph 5(e) hereto.

     3.3 Failure to Comply.  Any failure to comply with the terms of paragraph 3
(a) and (b) shall be deemed a breach of a material term of this Agreement.

4. NPDC'S Authority. NPDC shall have unilateral authority to enter into such licensing and marketing agreements as it sees fit for the commercial development of (a) subdermal implants, in dosage form, comprised of polymer(s) and any LHRH analogue which in a hydrated state is capable of delivering LHRH at a predetermined rate ("LHRH implants") and (b) any hydrogel implant drug delivery system(s) comprised of copolymer(s) and any compounds, prodrugs or active agents (excluding any LHRH analogue) to be used for any indication, and which, in a hydrated state, is capable of delivering any compounds, prodrugs or active agents (excluding any LHRH analogue) at a sustained rate ("Non-LHRH Implants") (collectively, the LHRH and the Non-LHRH Implants shall hereinafter be referred to as the "Implants"). the council shall not have the right to approve licensees or marketing partners (collectively, "Licensees"), terms or conditions of licenses or marketing arrangements, or any other matters that concern the technical, regulatory or commercial development of the Implants. NPDC shall use reasonable efforts to provide The Council notice of such licenses or marketing arrangements within thirty (30) days of their execution.


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5. Allocation of Royalties.  NPDC shall pay to The Council within 30 days following NPDC's receipt of Royalties, an amount equal to the following percentages of Royalties (as that term is defined in Paragraph 5(d)).

     (a) One hundred (100%) percent of the first $35,000 of Royalties, as a fee for the transfer of the IND sponsorship to NPDC from The Council.

     (b) In the case of any LHRH Implant, thirty (30%) percent.

     (c) In the case of any Non-LHRH Implant, five (5%) percent.

     (d) For the purposes of determining payments by NPDC to The Council, Royalties shall mean revenues (or the fair market value of non-monetary consideration) received by NPDC from Licensees, whether or not in the form of royalties, prepaid royalties, advances on royalties, licensing fees, technology transfer payments or other similar payments, in respect of licenses for the Implants. Notwithstanding the foregoing, Royalties shall not include moneys received by NPDC from Licensees and applied to product development costs, including without limitation feasibility studies, pre-clinical studies, animal studies, clinical trials, production scale-up, and regulatory compliance, research fees and the manufacturing cost of Implants.

     (e) NPDC shall maintain, in accordance with generally accepted accounting principles consistently applied, accurate records of all sales or other disposition of any Implants upon which Royalties shall be payable pursuant to this Paragraph 5. Within 120 days after the conclusion of each calendar year, NPDC shall furnish to The Council a certification by its internal accountants showing the quantity, sales prices, product development costs and Royalties due with respect to sales of any Implants for the preceding year. Should The Council wish to audit such records, it may engage, at its own expense, independent public accountants reasonably acceptable to NPDC to conduct such an audit during normal business hours and on reasonable notice to NPDC. The Council's right to audit and bring any action with respect to a particular Royalty period shall be limited to the two year period following the issuance of the certification. The Council agrees to keep confidential all information relating to the business affairs of NPDC, and to impose on its accountants a similar obligation.

     (f) Notwithstanding the foregoing, in no event shall amounts paid by NPDC to The Council hereunder exceed the aggregate amount of $40,035,000.

6. Use of The Council's Name. NPDC shall, in any promotional and other materials or public information generated by NPDC relating to Implants, credit The Council and its assistance in the development of the Implants in writing, using language substantially in the following form: "This product has been developed with the assistance of The Population Council, Inc." Any written variation from or addition to the above description of The Council shall require the prior written consent of The Council, which consent shall not be unreasonably withheld or delayed, and shall be deemed given if no response is received within 30 days.


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7. Termination

     7.1 Term.  The term of this Agreement shall be the shorter of twenty five
(25) years from the date hereof or until The Council has received $40,035,000 in payments from NPDC, pursuant to Paragraph 5 hereof.

     7.2 Termination for Cause. This Agreement may be terminated in accordance with any of the following provisions:

          (a) Either party may terminate this Agreement at any time if the other is in default of the performance of any material term or condition of this Agreement, and such default continues unremedied for a period of thirty (30) days after written notice thereof is given. In the event of failure to cure, such termination shall become effective upon written notice at the end of business on such thirtieth day; and

          (b) Either party may terminate this Agreement if a receiver or trustee is appointed for all or substantially all of the other party's assets; if such party becomes insolvent or unable to pay its debts at they mature, or makes an assignment for the benefit of its creditors; or seeks protection from creditors or if proceedings are commenced against it or on its behalf under any bankruptcy, insolvency or debtor's relief law, and such proceedings have not been vacated or set aside within sixty (60) days from the date of commencement thereof; or if such party is liquidated or dissolved.

     7.3 No Waiver. The election of either party to terminate this Agreement pursuant to subparagraph 7.2 (a) hereof shall not serve to waive, limit, bar or otherwise extinguish any right; such party may have to pursue and recover any damages such party suffered or incurred due to the breach of any term or condition of this Agreement.

8. Miscellaneous

     8.1 Independent Contractor. The parties declare that each is an independent contractor and not the agent or attorney-in-fact of the other, and this Agreement shall not be deemed to create either a joint venture, partnership, agency and/or employment relationship between the parties.

     8.2 Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party except to an affiliate of either party or in connection with a merger, consolidation or sale of all or substantially all of the assets of either party. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assignees.

     8.3 Notices. All notices and other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, dispatched by registered mail, postage prepaid, addressed to the party at its address set forth below, or if by facsimile, when transmitted to the facsimile number of the party set forth below or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein:


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The Council: One Dag Hammarskjold Plaza
             New York, New York 10017
             Attn: Margaret Catley-Carlson, President

             Facsimile: (212)755-6052

NPDC:        9 West 57th Street
             New York, New York 10019
             Attn: Jerome I. Feldman, President

             Facsimile: (212)230-9545

     8.4 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be unenforceable in any respect, such holding shall not affect the other provisions of this Agreement, and the Agreement shall then be construed as if such unenforceable provisions are not a part of it.

     8.5 Entire Agreement. This Agreement, including the exhibits hereto, represents the entire agreement between the parties relating to the matter hereof, and shall supersede any other agreements, whether oral or written. There are no understandings, representation or warranties of any kind except as expressly set forth in this Agreement. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding on any party unless in writing and signed by the party against whom enforcement of such waiver, alteration or modification is sought.

     8.6 Headings. The Section headings used in this Agreement are for purposes of convenience or reference only. They shall not be used to explain, limit or extend the meaning of any part of this Agreement.

     8.7 Governing Laws: Compliance. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED, AND THE LEGAL RELATIONS CREATED BY IT SHALL BE DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE FULLY PERFORMED BY RESIDENTS THEREOF. EXCLUSIVE JURISDICTION, OVER ALL DISPUTES HEREUNDER SHALL BE IN THE FEDERAL AND STATE COURTS IN THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY. NPDC and The Council agree to comply fully with all federal, state and local laws and regulations that are applicable to them in carrying out their respective obligations hereunder.

     8.8 Survival. Following the expiration or termination of this Agreement, whether by its terms, operation of law or otherwise, indemnity obligations, warranties and confidentiality or other undertakings of either party hereto arising prior to the date of expiration or termination shall survive such expiration or termination.


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     8.9 No Implied Agreements.  The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement.

     8.10 Remedies. Except as expressly limited by this Agreement, all remedies available to either party hereunder are cumulative, may be exercised concurrently or separately, and are in addition to all other rights and remedies available at law or in equity. The exercise of any one remedy shall not be deemed to be an election of such remedy to the exclusion of other remedies.

     8.11 Counterparts. This Agreement may be executed in counterparts and each executed counterpart shall have the same force and effect as an original instrument.

     8.12 Waiver, etc. The waiver of a breach of or default under any provision of this Agreement shall not be deemed a waiver of any subsequent breach or default of any kind, or nature.

     8.13 No Third-Party Benefits. Nothing in this Agreement shall be construed to confer upon any person not a party hereto any right, remedy or claim hereunder.

9. Confidentiality

     9.1 Confidentiality. For the term of this Agreement, each of NPDC and The Council shall hold, and shall cause each of its employees, consultants, agents or licensees to hold, as confidential and as a trade secret essential to the security of the other party, all nonpublic proprietary information received from NPDC or The Council, as the case may be, hereunder, except as permitted in writing by the other, provided that neither party shall be bound by the provisions of this Section 9.1 with respect to any such information which (a) has become, or becomes in the future, part of the public domain, other than as a result of or in connection with a violation of any duty, liability or obligation set forth herein; (b) is required to be disclosed by law; or (c) is necessary to disclose to agents, employees, or Licensees. The Council and NPDC shall each take such further action as shall be reasonably requested by the other to ensure the safeguarding and confidentiality of any proprietary information required to be held confidential by the terms hereof.


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     9.2 Publications.  Either party may, with the approval of the other party, which approval shall not be unreasonably withheld or delayed, publish reports concerning its activities hereunder, containing information not otherwise subject to Section 9.1 hereof provided that (a) both parties shall have the right to require the other to delay the publication of such reports for a reasonable period for the purpose of obtaining patents and (b) each party shall have the right to edit the information in the publication in a reasonable manner in order to protect trade secrets.

     IN WITNESS WHEREOF, the parties have executed this Agreement as on the dates set forth below.

NATIONAL PATENT DEVELOPMENT             THE POPULATION COUNCIL,
CORPORATION                             INC.


By: /s/ JEROME I. FELDMAN               By: /s/ SANDRA ARNOLD
   ----------------------------------       ------------------------------------
Name: JEROME I. FELDMAN                 Name: SANDRA ARNOLD
Title: PRESIDENT & CEO                  Title: VICE PRES., CORP. AFFAIRS
Date: 10/1/97                           Date: 9/26/97


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                                    EXHIBIT A

     PURSUANT TO SECTION 3(a), ABOVE, THE COUNCIL SHALL CONCLUDE THE ONGOING PROSTATE CANCER CLINICAL STUDIES, ACCORDING TO THE IND PROTOCOLS SUBMITTED TO THE FDA (THE FOLLOWING 15 PAGES), AT THE FOLLOWING INVESTIGATIONAL SITES:

     1.   THE ROCKEFELLER UNIVERSITY HOSPITAL, NEW YORK, NEW YORK;

     2.   THE GENERAL HOSPITAL, SALZBURG, AUSTRIA;

     3.   SHAARE ZEDEK MEDICAL CENTER, JERUSALEM, ISRAEL.


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